Exhibit 99.1

Allison Transmission Announces Second Quarter 2017 Results

•	Net Sales $580 million, Net Income $95 million, Adjusted EBITDA $225 million, Net Cash Provided by Operating Activities $166 million, Adjusted Free Cash Flow $154 million

INDIANAPOLIS, July 31, 2017 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the second quarter of $580 million, a 22 percent increase from the same period in 2016. The increase in net sales was principally driven by higher demand in the Service Parts, Support Equipment & Other and Global On-Highway end markets.

Net Income for the quarter was $95 million compared to $61 million for the same period in 2016. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $225 million, or 38.8 percent of net sales, compared to $173 million, or 36.5 percent of net sales, for the same period in 2016. Net Cash Provided by Operating Activities for the quarter was $166 million compared to $170 million for the same period in 2016. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $154 million compared to $157 million for the same period in 2016.

Lawrence E. Dewey, Chairman and Chief Executive Officer of Allison Transmission commented, “Allison’s second quarter 2017 results exceeded the full year guidance ranges we provided to the market on April 26 principally driven by stronger than anticipated demand for North America service parts and North America On-Highway products. Allison demonstrated solid operating margins and free cash flow while executing its well-defined approach to capital structure and allocation. During the second quarter, we settled $124 million of share repurchases and paid a dividend of $0.15 per share. Given second quarter 2017 results and current end markets conditions, we are updating our full year 2017 net sales guidance to an increase in the range of 15 to 17 percent.”

Second Quarter Net Sales by End Market

End Market	Q2 2017 Net Sales ($M)	Q2 2016 Net Sales ($M)	% Variance
North America On-Highway	$299	$264	13%
North America Hybrid-Propulsion Systems for Transit Bus	$15	$16	(6%)
North America Off-Highway	$5	$1	400%
Defense	$30	$28	7%
Outside North America On-Highway	$85	$74	15%
Outside North America Off-Highway	$10	$3	233%
Service Parts, Support Equipment & Other	$136	$89	53%
Total Net Sales	$580	$475	22%

Second Quarter Highlights

North America On-Highway end market net sales were up 13 percent from the same period in 2016 principally driven by higher demand for Rugged Duty Series, Highway Series and Transit/Other Bus models partially offset by lower demand in Pupil Transport/Shuttle models and up 17 percent on a sequential basis principally driven by higher demand for Rugged Duty Series, Highway Series and Pupil Transport/Shuttle models.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales were down $1 million from the same period in 2016 and down $5 million sequentially, in both cases principally driven by the timing of certain transit property orders.

North America Off-Highway end market net sales were up $4 million from the same period in 2016 and up $4 million on a sequential basis, in both cases principally driven by higher demand from hydraulic fracturing applications.

Defense end market net sales were up $2 million from the same period in 2016 and up $3 million sequentially, in both cases principally driven by higher demand for Tracked Defense.

Outside North America On-Highway end market net sales were up 15 percent from the same period in 2016 and up 18 percent on a sequential basis in both cases principally driven by higher demand in Asia and Europe.

Outside North America Off-Highway end market net sales were up $7 million from the same period in 2016 and up $4 million sequentially, in both cases principally driven by improved demand in the China energy sector.

Service Parts, Support Equipment & Other end market net sales were up 53 percent from the same period in 2016 principally driven by higher demand for North America Off-Highway service parts, North America On-Highway service parts and Global Support Equipment, and up 15 percent on a sequential basis principally driven by higher demand for North America Off-Highway service parts and Global Support Equipment.

Gross profit for the quarter was $290 million, an increase of 28 percent from $227 million for the same period in 2016. Gross margin for the quarter was 50.0 percent, an increase of 220 basis points from a gross margin of 47.8 percent for the same period in 2016. The increase in gross profit from the same period in 2016 was principally driven by increased net sales and price increases on certain products partially offset by higher incentive compensation expense and higher manufacturing expense commensurate with increased net sales.

Selling, general and administrative expenses for the quarter were $88 million, an increase of $10 million from $78 million for the same period in 2016. The increase was principally driven by higher incentive compensation expense, increased commercial activities spending and higher stock-based compensation expense.

Engineering – research and development expenses for the quarter were $25 million, an increase of $3 million from $22 million for the same period in 2016. The increase was principally driven by higher incentive compensation expense and increased product initiatives spending.

Net income for the quarter was $95 million compared to $61 million for the same period in 2016. The increase was principally driven by increased gross profit partially offset by increased income tax expense, increased selling, general and administrative expense, increased technology-related investment expense and increased engineering – research and development expense.

Second Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $225 million, or 38.8 percent of net sales, compared to $173 million, or 36.5 percent of net sales, for the same period in 2016. The increase was principally driven by increased net sales and price increases on certain products partially offset by higher incentive compensation expense, higher manufacturing expense commensurate with increased net sales, increased commercial activities spending and increased product initiatives spending.

Adjusted Free Cash Flow for the quarter was $154 million compared to $157 million for the same period in 2016, a decrease of $3 million. The decrease was principally driven by increased accounts receivable commensurate with increased net sales, increased cash income taxes and increased cash interest expense partially offset by increased gross profit, higher accounts payable and decreased capital expenditures.

Full Year 2017 Guidance Update

Our updated full year 2017 guidance includes a year-over-year net sales increase in the range of 15 to 17 percent, Adjusted EBITDA margin in the range of 35.5 to 36.5 percent, Adjusted Free Cash Flow in the range of $485 to $505 million, capital expenditures in the range of $85 to $95 million, which includes maintenance spending of approximately $80 million, and cash income taxes in the range of $80 to $90 million.

Allison’s full year 2017 net sales guidance reflects stronger demand for North America Off-Highway service parts, North America On-Highway products and Global Off-Highway products. Our full year 2017 net sales outlook also assumes price increases on certain products.

Although we are not providing specific third quarter 2017 guidance, Allison does expect third quarter net sales to be up from the same period in 2016 principally driven by increased demand for North America On-Highway products, North America Off-Highway service parts and Global Off-Highway products.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Tuesday, August 1 to discuss its second quarter 2017 results. The dial-in number is 1-201-689-8470 and the U.S. toll-free dial-in number is 1-877-407-9039. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on August 1 until 11:59 p.m. ET on August 8. The replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13664901.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,600 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; uncertainty in the global regulatory and business environments in which we operate; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles and other external factors impacting demand; U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

This press release also contains forward-looking estimates of non-GAAP Adjusted EBITDA Margin and Adjusted Free Cash Flow for fiscal year 2017. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP Adjusted EBITDA Margin to a forward-looking estimate of GAAP Net Income because certain information needed to make a reasonable forward-looking estimate of GAAP Net Income is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, investments, intangibles or goodwill) and unanticipated non-recurring items not reflective of ongoing operations. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP Adjusted Free Cash Flow to a forward-looking estimate of GAAP Net Cash Provided by Operating Activities because certain information needed to make a reasonable forward-looking estimate of GAAP Net Cash Provided by Operating Activities is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control. These may include unanticipated non-recurring items.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net sales	$580	$475	$1,079	$937
Cost of sales	290	248	538	495

Gross profit	290	227	541	442
Selling, general and administrative	88	78	167	161
Engineering - research and development	25	22	48	43

Operating income	177	127	326	238
Interest expense, net	(27)	(28)	(52)	(62)
Other expense, net	(4)	—	(1)	—

Income before income taxes	146	99	273	176
Income tax expense	(51)	(38)	(95)	(67)

Net income	$95	$61	$178	$109

Basic earnings per share attributable to common stockholders	$0.63	$0.36	$1.16	$0.64

Diluted earnings per share attributable to common stockholders	$0.63	$0.36	$1.15	$0.64

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	June 30, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$85	$205
Accounts receivable	274	197
Inventories	147	126
Other current assets	21	20

Total Current Assets	527	548
Property, plant and equipment, net	453	464
Intangible assets, net	3,138	3,183
Other non-current assets	24	24

TOTAL ASSETS	$4,142	$4,219

LIABILITIES
Current Liabilities
Accounts payable	$172	$128
Current portion of long-term debt	12	12
Other current liabilities	213	202

Total Current Liabilities	397	342
Long-term debt	2,348	2,147
Other non-current liabilities	701	649

TOTAL LIABILITIES	3,446	3,138
TOTAL STOCKHOLDERS’ EQUITY	696	1,081

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,142	$4,219

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$166	$170	$277	$288
Net cash used for investing activities (a)	(15)	(16)	(23)	(22)
Net cash used for financing activities	(187)	(88)	(376)	(153)
Effect of exchange rate changes in cash	1	—	2	—

Net (decrease) increase in cash and cash equivalents	(35)	66	(120)	113
Cash and cash equivalents at beginning of period	120	299	205	252

Cash and cash equivalents at end of period	$85	$365	$85	$365

Supplemental disclosures:
Interest paid	$41	$21	$55	$43
Income taxes paid	$31	$5	$34	$8

(a) Additions of long-lived assets	$(12)	$(16)	$(20)	$(22)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net income (GAAP)	$95	$61	$178	$109
plus:
Income tax expense	51	38	95	67
Interest expense, net	27	28	52	62
Amortization of intangible assets	23	23	45	46
Depreciation of property, plant and equipment	20	21	39	42
Stock-based compensation expense (a)	4	2	6	4
Technology-related investment expense (b)	3	—	3	—
Unrealized loss (gain) on foreign exchange (c)	1	1	(1)	2
Unrealized loss (gain) on commodity hedge contracts (d)	1	(1)	—	(2)
Stockholder activism expenses (e)	—	—	—	4
Dual power inverter module units extended coverage (f)	—	—	—	1

Adjusted EBITDA (Non-GAAP)	$225	$173	$417	$335

Net sales (GAAP)	$580	$475	$1,079	$937
Adjusted EBITDA margin (Non-GAAP)	38.8%	36.5%	38.6%	35.8%
Net Cash Provided by Operating Activities (GAAP)	$166	$170	$277	$288
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(12)	(16)	(20)	(22)
Stockholder activism expenses (e)	—	3	—	4

Adjusted Free Cash Flow (Non-GAAP)	$154	$157	$257	$270

(a)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)	Represents a charge (recorded in Other expense, net) for investments in co-development agreements to expand our position in transmission technologies.
(c)	Represents losses (gains) (recorded in Other expense, net) on intercompany financing transactions related to investments in plant assets for our India facility.
(d)	Represents unrealized losses (gains) (recorded in Other expense, net) on the mark-to-market of our commodity hedge contracts.
(e)	Represents expenses of $4 million (recorded in Selling, general and administrative) for the six months ended June 30, 2016 and payments of $3 million and $4 million for the three months and six months ended June 30, 2016, respectively, directly associated with stockholder activism activity including the notice, and subsequent withdrawal, of director nomination and governance proposals by Ashe Capital Management, LP.
(f)	Represents an adjustment (recorded in Selling, general and administrative) associated with the Dual Power Inverter Module (“DPIM”) extended coverage program liability. The DPIM liability will continue to be reviewed for any changes in estimates as additional claims data and field information become available.